Amendment No. 2 to Administrative Services Agreement

Among

PACIFIC LIFE INSURANCE COMPANY

and

FIRST TRUST VARIABLE INSURANCE TRUST,

Pacific Life Insurance Company and First Trust Variable Insurance Trust, have previously entered into an Administrative Services Agreement dated May 1, 2012 (the “Agreement”) and an amendment thereto dated March 1, 2014 (the “Amendment”). The parties now desire to further amend the Agreement by this second amendment (the “Second Amendment”).

Except as modified hereby, all other terms and conditions of the Agreement and the Amendment shall remain in full force and effect. Unless otherwise indicated, the terms defined in the Agreement and/or Amendment shall have the same meaning in this Second Amendment.

S E C O N D A M E N D M E N T

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	Sections I (a) and (b) of the Agreement are hereby deleted and replaced in their entirety with the following:

(a) INSURER shall provide the administrative services set out in Schedule B hereto and made a part hereof, as the same may be amended from time to time. For such services, FUND agrees to pay to INSURER a monthly fee (“Monthly Fee”) equal to a percentage of the average daily net assets of the applicable Portfolio(s) attributable to the Contracts issued by INSURER (“INSURER Fund Assets”) at the following annual rates:

Annual Rate

%

(b) FUND shall calculate the Monthly Fee at the end of each month and will make such payment to INSURER, without demand or notice by INSURER, within 30 days thereafter, in a manner mutually agreed upon by the Parties from time to time.

2.	The changes set forth herein shall be effective as of May 1, 2014.

Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of April 30, 2014.

PACIFIC LIFE INSURANCE COMPANY

By: /s/ Anthony J. Dufault
Name: Anthony J. Dufault
Title: Assistance Vice President

Attest: /s/ Brandon J. Cage
Name: Brandon J. Cage, Assistant Secretary

FIRST TRUST VARIABLE INSURANCE TRUST

By: /s/ Mark R. Bradley
Name: Mark R. Bradley
Title: President

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